Exhibit 99.1

CrossAmerica Partners LP Reports Fourth Quarter and Full Year 2021 Results

-	Reported Fourth Quarter 2021 Operating Income of $16.2 million and Net Income of $12.0 million compared to Operating Income of $8.1 million and Net Income of $9.0 million for the Fourth Quarter 2020
-

Generated Fourth Quarter 2021 Adjusted EBITDA of $37.0 million and Distributable Cash Flow of $31.0 million, which were historical high levels for the Partnership, compared to Fourth Quarter 2020 Adjusted EBITDA of $24.4 million and Distributable Cash Flow of $26.2 million

-	Reported Fourth Quarter 2021 Gross Profit for the Wholesale Segment of $49.4 million compared to $36.8 million of Gross Profit for the Fourth Quarter 2020, an increase of 34%
-	Reported Fourth Quarter 2021 Gross Profit for the Retail Segment of $32.1 million compared to $19.5 million of Gross Profit for the Fourth Quarter 2020, an increase of 64%
-

Generated Full Year 2021 Adjusted EBITDA of $123.3 million and Distributable Cash Flow of $102.2 million compared to Full Year 2020 Adjusted EBITDA of $107.4 million and Distributable Cash Flow of $102.5 million

-

The Distribution Coverage Ratio was 1.56 times for the Fourth Quarter 2021 compared to 1.32 times for the Fourth Quarter 2020 and for the Full Year 2021 was 1.28 times compared to 1.31 times for the comparable period of 2020

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Fourth Quarter 2021

Allentown, PA February 28, 2022 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the fourth quarter and full year ended December 31, 2021.

“The Partnership generated strong fourth quarter results as it continued to execute on its strategic initiatives and integrate the sites acquired from 7-Eleven,” said Charles Nifong, CEO and President of CrossAmerica. “Our quarterly EBITDA and distribution coverage were the highest in the partnership’s history and demonstrate the cash generation potential of our portfolio. 2021 was an extremely active year for CrossAmerica, highlighted by our $263 million acquisition of sites from 7-Eleven.  This acquisition, along with the continued execution of our long-term strategic plan, has provided the partnership a strong platform for success in 2022 and beyond.”

Fourth Quarter and Full Year Results

Consolidated Results

CrossAmerica reported Operating Income of $16.2 million and Net Income of $12.0 million or earnings of $0.32 per diluted common unit for the fourth quarter 2021. For the same period in 2020, the Partnership reported Operating Income of $8.1 million and Net Income of $9.0 million or $0.24 per diluted common unit. The increase in both Operating and Net Income was primarily driven by the year-over-year increases in Operating Income in both the wholesale and retail segments with each segment benefiting from the continuing recovery from the COVID-19 Pandemic, as well as the acquisition of assets from 7-Eleven.

Adjusted EBITDA was $37.0 million for the fourth quarter 2021 compared to $24.4 million for the same period in 2020, representing an increase of 51%. The increase in Adjusted EBITDA was primarily driven by the increase in Operating Income in both the wholesale and retail segments, as mentioned above.

For the full year 2021, Operating Income was $36.1 million compared to Operating Income of $115.6 million for the full year 2020. Net Income was $21.7 million or $0.57 per diluted common unit for the twelve-month period ended December 31, 2021, compared to $107.5 million ($2.87 per diluted common unit) for the same period in 2020. During 2020, CrossAmerica recorded a $80.9 million gain on sale that was primarily driven by the sale of CrossAmerica’s 17.5% investment in CST Fuel Supply as part of its exchange transaction with Circle K. This was a significant driver for the decline in both Operating and Net Income for the full year 2021. This was partially offset by increases in Operating Income for both the wholesale and retail segments.

Adjusted EBITDA was $123.3 million for the full year 2021 compared to $107.4 million for the same period in 2020, representing an increase of 15%. The increase in Adjusted EBITDA was primarily driven by the Operating Income increases in both the wholesale and retail segments (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the fourth quarter 2021, CrossAmerica’s wholesale segment generated $49.4 million in gross profit compared to $36.8 million in gross profit for the fourth quarter 2020, representing an increase of 34%. The Partnership distributed, on a wholesale basis, 356.9 million gallons of motor fuel at an average wholesale gross profit of $0.102 per gallon, resulting in motor fuel gross profit of $36.3 million. For the three-month period ended December 31, 2020, CrossAmerica distributed, on a wholesale basis, 308.5 million gallons of fuel at an average wholesale gross profit of $0.078 per gallon, resulting in motor fuel gross profit of $24.0 million. The 51% increase in motor fuel gross profit was driven by a 16% increase in fuel volume distributed and a 31% increase in fuel margin per gallon. The main drivers of the volume increase were the continued recovery from the COVID-19 Pandemic, as well as the acquisition of assets from 7-Eleven. The increase in fuel margin per gallon for the quarter was primarily driven by higher variable fuel margins due to market conditions and an increase in variably priced gallons distributed.

For the twelve months ended December 31, 2021, CrossAmerica’s Wholesale segment generated $176.6 million in gross profit compared to $155.5 million in gross profit for the full year 2020, representing an increase of 14%. The Partnership distributed, on a wholesale basis, 1.33 billion gallons of motor fuel at an average wholesale gross profit of $0.092 per gallon, resulting in motor fuel gross profit of $122.2 million for the full year 2021. For the twelve-month period ended December 31, 2020, CrossAmerica distributed, on a wholesale basis, 1.12 billion gallons of fuel at an average wholesale gross profit of $0.092 per gallon, resulting in motor fuel gross profit of $102.8 million. The 19% increase in motor fuel gross profit was primarily driven by a 20% increase in volume as a result of the asset exchanges with Circle K, the CST Fuel Supply Exchange, the acquisition of retail and wholesale assets, the acquisition of assets from 7-Eleven and the continuing recovery from the COVID-19 Pandemic.

Operating Income for the wholesale segment was $40.2 million for the fourth quarter 2021 compared to $28.5 million for the same period in 2020, an increase of 41%. As discussed above, the year-over-year increase was primarily driven by an increase in motor fuel gross profit, partially offset by an increase in operating expenses. For the full year 2021, Operating Income for the wholesale segment was $137.8 million compared to $123.5 million for the same period in 2020 or an increase of 12%. As discussed above, the year-over-year increase was primarily driven by the increase in motor fuel gross profit.

Retail Segment

For the fourth quarter 2021, the retail segment reported motor fuel gross profit of $9.7 million. For the same period in 2020, CrossAmerica generated motor fuel gross profit of $5.5 million. The $4.2 million or 76% increase in motor fuel gross profit was attributable to increased volume and higher fuel margins for the three months ended December 31, 2021 as compared to the same period in 2020. For the full year 2021, the Partnership’s motor fuel gross profit increased $15.1 million or 119%, attributable to realizing a higher average margin per gallon as the higher retail fuel margins at the Partnership’s company operated sites comprised a larger percentage of CrossAmerica’s overall retail fuel margins in 2021 as compared to 2020.

The retail segment sold 125.3 million of retail fuel gallons during the fourth quarter 2021, a 53% increase over the fourth quarter 2020. This increased volume resulted from the increase in company operated sites as a result of the acquisition of assets from 7-Eleven as well as the continuing recovery from the COVID-19 Pandemic. Same store fuel volume for the fourth quarter 2021 increased to 43.8 million gallons from 39.0 million during the fourth quarter 2020, an increase of 12%.

For the fourth quarter 2021 when compared to the same period in 2020, CrossAmerica’s merchandise gross profit and other revenues increased $6.9 million and $1.1 million, respectively, as a result of the increase in company operated sites driven by the acquisition of assets from 7-Eleven. Same store merchandise sales decreased 1% for the fourth quarter 2021 when compared to the fourth quarter 2020.

For the full year 2021 when compared to the full year 2020, CrossAmerica’s merchandise gross profit and other revenues increased $23.1 million and $4.5 million, respectively, as a result of the increase in company operated sites driven by the April 2020 acquisition of retail and wholesale assets and the acquisition of assets from 7-Eleven. Merchandise gross profit percentage increased from 26.0% for the full year 2020 to 26.4% in 2021.

Operating Income for the retail segment was $2.2 million for the fourth quarter 2021 compared to $0.3 million for the fourth quarter 2020, primarily as a result of changes in operations noted above. The increase of $4.1 million or 311% in Operating Income for the full year 2021 compared to the same period in 2020 was primarily due to the increase in overall gross profit offset by an increase in operating expenses associated with the acquisitions noted above.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $31.0 million for the three-month period ended December 31, 2021, compared to $26.2 million for the same period in 2020. The 18% increase in Distributable Cash Flow was primarily due to the increase in Operating Income in both the wholesale and retail segments partially offset by an increase in cash interest expense and current income taxes. The Distribution Coverage Ratio for the current quarter was 1.56 times compared to 1.32 times for the fourth quarter 2020.

For the twelve-month period ended December 31, 2021, Distributable Cash Flow was $102.2 million compared to $102.5 million for the same period in 2020, relatively unchanged year-over-year. The full year 2020 Distributable Cash Flow benefited from a current tax benefit related primarily to bonus depreciation on eligible assets acquired in the asset exchanges and capital expenditures. The Distribution Coverage Ratio was 1.28 times for the twelve months ended December 31, 2021 as compared to 1.31 times for the twelve months ended December 31, 2020 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Divestment and Acquisition Activity

For the fourth quarter 2021, CrossAmerica sold nine non-core properties for $5.2 million in proceeds. For the full year 2021, the Partnership sold 32 non-core properties and received $14.0 million in proceeds.

On April 28, 2021, CrossAmerica entered into the Asset Purchase Agreement with 7-Eleven, pursuant to which the Partnership agreed to purchase certain assets related to the ownership and operations of 106 company operated sites (90 fee; 16 leased) located in the Mid-Atlantic and Northeast regions of the U.S. for an aggregate purchase price of $263.0 million, excluding working capital and subject to adjustment in accordance with the terms of the Asset Purchase Agreement. The assets were sold by 7-Eleven as part of a divestiture process in connection with its previously announced acquisition of the Speedway business from Marathon Petroleum Corporation.

CrossAmerica closed on the acquisition of the properties on a rolling basis of generally ten sites per week. Through December 31, 2021, CrossAmerica consummated the closing under the Asset Purchase Agreement of 103 Properties for a purchase price of $273.0 million, including inventory and other working capital. In February 2022, the Partnership closed on the final three properties for a purchase price of $3.6 million, a portion of which will be paid on or prior to February 8, 2027.

Liquidity and Capital Resources

As of December 31, 2021, CrossAmerica had $630.6 million outstanding under its CAPL Credit Facility and $182.5 million outstanding under its JKM Credit Facility. As February 24, 2022, after taking into consideration debt covenant restrictions, approximately $104.3 million was available for future borrowings under the CAPL Credit Facility. The amount of availability under the JKM Credit Facility at February 24, 2022, after taking into consideration debt covenant restrictions, was $14.2 million. Leverage, as defined in the CAPL Credit Facility, was 5.1 times as of December 31, 2021. As of December 31, 2021, CrossAmerica was in compliance with the financial covenants under its credit facilities.

Distributions

On January 20, 2022, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the fourth quarter 2021. As previously announced, the distribution was paid on February 10, 2022 to all unitholders of record as of February 3, 2022. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on March 1, 2022 at 9:00 a.m. Eastern Time to discuss fourth quarter and full year 2021 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 8674133#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$7,648	$513
Accounts receivable, net of allowances of $458 and $429, respectively	33,331	28,519
Accounts receivable from related parties	1,149	931
Inventory	46,100	23,253
Assets held for sale	4,907	9,898
Other current assets	13,180	11,707
Total current assets	106,315	74,821
Property and equipment, net	755,454	570,856
Right-of-use assets, net	169,333	167,860
Intangible assets, net	114,187	92,912
Goodwill	100,464	88,764
Other assets	24,389	19,129
Total assets	$1,270,142	$1,014,342

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$10,939	$2,631
Current portion of operating lease obligations	34,832	31,958
Accounts payable	67,173	63,978
Accounts payable to related parties	7,679	5,379
Accrued expenses and other current liabilities	20,682	23,267
Motor fuel and sales taxes payable	22,585	19,735
Total current liabilities	163,890	146,948
Debt and finance lease obligations, less current portion	810,635	527,299
Operating lease obligations, less current portion	140,149	141,380
Deferred tax liabilities, net	12,341	15,022
Asset retirement obligations	45,366	41,450
Other long-term liabilities	41,203	32,575
Total liabilities	1,213,584	904,674

Commitments and contingencies

Equity:
Common units—37,896,556 and 37,868,046 units issued and outstanding at December 31, 2021 and 2020, respectively	53,528	112,124
Accumulated other comprehensive income (loss)	3,030	(2,456)
Total equity	56,558	109,668
Total liabilities and equity	$1,270,142	$1,014,342

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating revenues (a)	$1,077,519	$551,204	$3,579,259	$1,932,323
Cost of sales (b)	996,259	494,726	3,302,306	1,720,196
Gross profit	81,260	56,478	276,953	212,127

Income from CST Fuel Supply equity interests	—	—	—	3,202
Operating expenses:
Operating expenses (c)	39,058	27,600	134,079	90,928
General and administrative expenses	6,501	5,551	30,930	20,991
Depreciation, amortization and accretion expense	21,120	16,875	77,852	68,742
Total operating expenses	66,679	50,026	242,861	180,661
Gain (loss) on dispositions and lease terminations, net	1,662	1,687	2,037	80,924
Operating income	16,243	8,139	36,129	115,592
Other income, net	125	145	544	503
Interest expense	(5,949)	(3,404)	(18,244)	(16,587)
Income before income taxes	10,419	4,880	18,429	99,508
Income tax benefit	(1,561)	(4,080)	(3,225)	(7,948)
Net income	11,980	8,960	21,654	107,456
IDR distributions	—	—	—	(133)
Net income available to limited partners	$11,980	$8,960	$21,654	$107,323

Basic and diluted earnings per common unit	$0.32	$0.24	$0.57	$2.87

Weighted-average common units:
Basic common units	37,891,701	37,868,046	37,880,910	37,369,487
Diluted common units (d)	37,913,003	37,868,046	37,884,124	37,369,487

Supplemental information:
(a) Includes excise taxes of:	$72,584	$45,500	$228,764	$141,429
(a) Includes rent income of:	20,350	20,374	83,182	83,233
(b) Includes rent expense of:	5,853	6,126	23,765	25,214
(c) Includes rent expense of:	3,717	3,235	13,531	9,067
(d) Diluted common units were not used in the calculation of diluted earnings per common unit for the 2020 periods because to do so would have been antidilutive.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	For the Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income	$21,654	$107,456	$18,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	77,852	68,742	55,032
Amortization of deferred financing costs	1,862	1,042	1,027
Credit loss expense	253	1,210	362
Deferred income tax (benefit) expense	(3,761)	(4,436)	3,569
Equity-based employee and director compensation expense	1,311	172	1,246
(Gain) loss on dispositions and lease terminations, net	(2,037)	(88,912)	1,648
Changes in operating assets and liabilities, net of acquisitions	(1,666)	19,210	(8,633)
Net cash provided by operating activities	95,468	104,484	72,327

Cash flows from investing activities:
Principal payments received on notes receivable	793	974	1,098
Proceeds from sale of assets	15,359	21,729	4,856
Proceeds from sale of assets to Circle K	—	23,049	3,148
Capital expenditures	(41,859)	(37,057)	(24,611)
Cash paid in connection with acquisitions, net of cash acquired	(272,983)	(28,244)	—
Net cash used in investing activities	(298,690)	(19,549)	(15,509)

Cash flows from financing activities:
Borrowings under revolving credit facilities	194,895	106,180	114,300
Repayments on revolving credit facilities	(77,500)	(112,000)	(93,300)
Borrowing under the Term Loan Facility	182,460	—	—
Payments of finance lease obligations	(2,604)	(2,458)	(2,297)
Payment of deferred financing costs	(7,201)	—	(3,972)
Distributions paid on distribution equivalent rights	(141)	(40)	(86)
Distributions paid to holders of the IDRs	—	(133)	(533)
Distributions paid on common units	(79,552)	(77,751)	(72,341)
Net cash provided by (used in) financing activities	210,357	(86,202)	(58,229)
Net increase (decrease) in cash and cash equivalents	7,135	(1,267)	(1,411)

Cash and cash equivalents at beginning of period	513	1,780	3,191
Cash and cash equivalents at end of period	$7,648	$513	$1,780

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Gross profit:
Motor fuel–third party	$17,989	$15,142	$70,221	$55,864
Motor fuel–intersegment and related party	18,306	8,898	51,939	46,921
Motor fuel gross profit	36,295	24,040	122,160	102,785
Rent gross profit	12,006	12,167	50,736	50,411
Other revenues	1,063	639	3,721	2,344
Total gross profit	49,364	36,846	176,617	155,540
Income from CST Fuel Supply equity interests (a)	—	—	—	3,202
Operating expenses	(9,168)	(8,373)	(38,776)	(35,285)
Operating Income	$40,196	$28,473	$137,841	$123,457
Motor fuel distribution sites (end of period): (b)
Motor fuel–third party
Independent dealers (c)	666	687	666	687
Lessee dealers (d)	637	658	637	658
Total motor fuel distribution–third party sites	1,303	1,345	1,303	1,345
Motor fuel–intersegment and related party
Commission agents (Retail segment) (d)	198	208	198	208
Company operated retail sites (Retail segment) (e)	252	150	252	150
Total motor fuel distribution–intersegment and related party sites	450	358	450	358
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,309	1,345	1,325	1,276
Motor fuel-intersegment and related party distribution	451	364	389	336
Total motor fuel distribution sites	1,760	1,709	1,714	1,612
Volume of gallons distributed (in thousands)
Third party	230,643	232,608	931,288	845,858
Intersegment and related party	126,283	75,922	403,675	270,930
Total volume of gallons distributed	356,926	308,530	1,334,963	1,116,788

Wholesale margin per gallon	$0.102	$0.078	$0.092	$0.092

(a)	Represents income from CrossAmerica’s former equity interest in CST Fuel Supply. The CST Fuel Supply Exchange closed on March 25, 2020.
(b)	In addition, as of December 31, 2021 and 2020, CrossAmerica distributed motor fuel to 15 and 13 sub-wholesalers who distributed to additional sites, respectively.
(c)

The decrease in the independent dealer site count was primarily attributable to loss of contracts, most of which were lower margin, partially offset by the increase in independent dealer sites as a result of the real estate rationalization effort and the resulting reclassification of the site from a lessee dealer or commission site to an independent dealer site when CrossAmerica continues to supply the sites after divestiture.

(d)	The decrease in the lessee dealer and commission site counts were primarily attributable to the Partnership’s real estate rationalization effort.
(e)	The increase in the company operated site count was primarily attributable to the 103 company operated sites acquired from 7-Eleven.

Retail

The following table highlights the results of operations and certain operating metrics of the retail segment (thousands of dollars, except for

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Gross profit:
Motor fuel	$9,686	$5,515	$27,806	$12,691
Merchandise (a)	17,241	10,357	55,117	32,046
Rent	2,491	2,081	8,681	7,608
Other revenue (a)	2,679	1,580	9,159	4,626
Total gross profit	32,097	19,533	100,763	56,971
Operating expenses	(29,890)	(19,227)	(95,303)	(55,643)
Operating income	$2,207	$306	$5,460	$1,328

Retail sites (end of period):
Commission agents (b)	198	208	198	208
Company operated retail sites (c)	252	150	252	150
Total system sites at the end of the period	450	358	450	358

Total system operating statistics:
Average retail fuel sites during the period	451	359	389	306
Volume of gallons sold (in thousands)	125,286	81,781	403,850	259,636

Commission agents statistics:
Average retail fuel sites during the period	198	210	202	199

Company operated retail site statistics:
Average retail fuel sites during the period	253	149	187	107
Same store fuel volume (c)	43,760	39,009	n/a	n/a
Same store merchandise sales (c)	$37,419	$37,659	n/a	n/a
Merchandise gross profit percentage	25.4%	25.8%	26.4%	26.0%

(a)	The decrease in the commission agents site count was primarily attributable to CrossAmerica’s real estate rationalization effort.
(b)	The increase in the company operated site count was primarily attributable to the 103 company operated sites acquired from 7-Eleven.
(c)

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales includes store and cigarette sales and excludes branded food sales and other revenues such as lottery commissions and car wash sales. Since CrossAmerica did not have any company operated sites in 2020, until the acquisition of retail and wholesale assets closed in April 2020, there are no same store metrics to present for the twelve months ended December 31, 2021 and 2020.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit costs associated with recent acquisitions, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax benefit or expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income available to limited partners	$11,980	$8,960	$21,654	$107,323
Interest expense	5,949	3,404	18,244	16,587
Income tax benefit	(1,561)	(4,080)	(3,225)	(7,948)
Depreciation, amortization and accretion	21,120	16,875	77,852	68,742
EBITDA	37,488	25,159	114,525	184,704
Equity-based employee and director compensation expense	215	89	1,311	172
(Gain) loss on dispositions and lease terminations, net (a)	(1,662)	(1,687)	(2,037)	(80,924)
Acquisition-related costs (b)	959	886	9,461	3,464
Adjusted EBITDA	37,000	24,447	123,260	107,416
Cash interest expense	(5,269)	(3,144)	(16,382)	(15,545)
Sustaining capital expenditures (c)	(754)	(1,737)	(4,161)	(3,529)
Current income tax benefit (d)	—	6,674	(548)	14,126
Distributable Cash Flow	$30,977	$26,240	$102,169	$102,468
Weighted average diluted common units	37,913	37,868	37,884	37,369
Distributions paid per limited partner unit (e)	$0.5250	$0.5250	$2.1000	$2.1000
Distribution Coverage Ratio (f)	1.56x	1.32x	1.28x	1.31x

(a)

CrossAmerica recorded gains on the sale of sites in connection with its ongoing real estate rationalization effort of $3.3 million and $6.4 million in 2021 and 2020, respectively. In 2020, CrossAmerica also recorded $19.3 million in gains on the sale of sites in connection with the asset exchange with Circle K and a $67.6 million gain on the sale of our 17.5% investment in CST Fuel Supply. Also in 2020, CrossAmerica recorded a loss on lease terminations, including the non-cash write-off of deferred rent income associated with these leases, of $10.9 million.

(b)	Relates to certain acquisition related costs, such as legal and other professional fees, separation benefit costs and purchase accounting adjustments associated with recent acquisitions.
(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)

Consistent with prior divestitures, the current income tax benefit in 2020 excludes income tax incurred on the sale of sites. 2020 also include the tax benefit of 100% bonus depreciation on the eligible assets acquired in the asset exchanges with Circle K as well as certain dispenser upgrades and rebranding costs.

(e)

On January 20, 2022, the Board approved a quarterly distribution of $0.5250 per unit attributable to the fourth quarter of 2021. The distribution was paid on February 10, 2022 to all unitholders of record on February 3, 2022.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.